Exhibit 3.18

CERTIFICATE OF FORMATION

OF

ITB BALTIMORE LLC

* * * * * * *

FIRST:	The name of the limited liability company is ITB BALTIMORE LLC.

SECOND:	The address of its registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE. The name of its registered agent at such address is National Corporate Research, Ltd.

IN  WITNESS WHEREOF,  the undersigned has executed this Certificate of Formation of ITB BALTIMORE LLC this 16th day of July, 2002.

/s/ Paul Gridley
Paul Gridley, Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/16/2002
020453997 - 3547872